Exhibit 99.1

CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O’Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

Liberty Tax Service Increases U.S. Customers Served by 3% Through April 17th

Virginia Beach, VA (May 9, 2013) — JTH Holding, Inc. (NASDAQ:TAX), parent company of Liberty Tax Service, announced today that it prepared 1.74 million U.S. tax returns in its offices during the 2013 tax season through April 17, versus 1.72 million during the same period in the 2012 tax season.  Additionally, the company processed 151,000 returns online, a 43.8% increase over the 2012 tax season.  Overall, the Company served 3.3% more customers this tax season than last tax season.

The 2013 tax season was challenging for both consumers and companies in the tax industry.  A number of one-time events contributed to the extraordinary amount of change and confusion experienced this year.  These events included the impact from the fiscal cliff legislation, which not only delayed the start of the tax season, but also resulted in an inability to file a number of forms even later into the season, the majority of states converting to modernized efiling for the first time, and changes the IRS implemented with regard to the Earned Income Tax Credit.

“On our third quarter conference call, we reduced our expectation for growth in total U.S. returns to flat to up 1%, lower than what the rest of the industry was expecting.  As it turns out, the IRS actually saw a 0.7% decrease in overall returns filed through April 19th,” said John Hewitt, CEO.  “In my 44 years in the tax industry, this is the first time I have seen a decrease in a non-recessionary year.  While we are disappointed with the volume of returns in the industry and its impact on our offices, we have gained market share in a very difficult year.  We have made some organizational changes and we continue to execute on our growth plans.  We are looking forward to a more typical tax season next year.  In addition, we are preparing for and continue to be excited about the potential opportunities that the implementation of the Affordable Care Act and possible immigration reform will provide.”

Tax Season 2013 Results

JTH Holding, Inc.

U.S. Tax Returns	Tax Season 2013 Through 4/17/13	Tax Season 2012 Through 4/17/12	Percent Change
Offices	1,737,000	1,722,000	0.9%

Online	115,000	57,000	101.8%
Free File Alliance	36,000	48,000	-25.0%
Total Online	151,000	105,000	43.8%

Total U.S. Returns	1,888,000	1,827,000	3.3%

About JTH Holding, Inc.

Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc. is the parent company of Liberty Tax Service.  As the fastest-growing tax preparation franchise ever, Liberty Tax Service has prepared over 12 million individual income tax returns.  Liberty also offers an online tax service, eSmart Tax, which enables customers to do their own taxes wherever there’s a computer.  eSmart Tax is backed by the tax professionals at Liberty Tax Service and its nationwide network of over 30,000 tax preparers, ready to offer their assistance at any time. For a more in-depth look at Liberty Tax Service, visit www.libertytax.com.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the Company’s anticipated growth and expansion of its business.  These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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